As filed with the Securities and Exchange Commission on April 25, 2023

Registration No. 333-187142

Registration No. 333-265915

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (333-187142)

POST-EFFECTIVE AMENDMENT NO. 1 (333- 265915)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TEEKAY CORPORATION

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton HM 08, Bermuda

Telephone: (441) 298-2530

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

TEEKAY CORPORATION 2013 EQUITY INCENTIVE PLAN

TEEKAY CORPORATION 2023 EQUITY INCENTIVE PLAN

(Full title of the plan)

Watson Farley & Williams LLP

Attention: Steven Hollander

250 West 55th Street

New York, New York 10019

(212) 922-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Danielle Benderly

Perkins Coie LLP

1120 N.W. Couch Street, Tenth Floor

Portland, OR 97209-4128

(503) 727-2011

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE

Teekay Corporation (the “Registrant” or “Teekay Corporation”) previously filed with the Securities and Exchange Commission (the “Commission”) the following registration statements on Form S-8 (collectively, the “Registration Statements”) on the dates set forth below to register shares of the Registrant’s Common Stock, par value $0.001 per share (the “Common Stock”), as set forth below, issuable under the Teekay Corporation 2013 Equity Incentive Plan (the “2013 Plan”):

•	Registration Statement on Form S-8 (File No. 333-187142), filed by the Registrant with the Commission on March 8, 2013, to register 4,331,897 shares of Common Stock; and

•	Registration Statement on Form S-8 (File No. 333-265915), filed by the Registrant with the Commission on June 30, 2022, to register 6,794,089 shares of Common Stock.

On March 8, 2023 (the “Approval Date”), the Registrant’s board of directors approved and adopted the Teekay Corporation 2023 Equity Incentive Plan (the “2023 Plan”). No future awards will be granted under the 2013 Plan and any shares of Common Stock that are currently available for issuance under the 2013 Plan or that were subject to outstanding awards under the 2013 Plan as of the Approval Date that subsequently cease to be subject to such awards as a result of the forfeiture, cancellation or termination of such awards will be available for issuance under the 2023 Plan (the “Rollover Shares”).

The Registrant is filing this Post-Effective Amendment to the Registration Statements (this “Post-Effective Amendment”) pursuant to (i) the Securities Act of 1933, as amended (the “Securities Act”), (ii) the undertaking in Item 512(a)(1)(iii) of Regulation S-K, which requires the Registrant to disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statements, and (iii) the Securities Act Forms Compliance and Disclosure Interpretation Question 126.43, reflecting the interpretive position of the Division of Corporation Finance of the Commission, to amend the Registration Statements to also cover the registration of up to 12,783,479 Rollover Shares under the 2023 Plan (to the extent such shares are, or become no longer issuable under the 2013 Plan and instead are, or become, issuable under the 2023 Plan). No additional securities are being registered by this Post-Effective Amendment. For the avoidance of doubt, this Post-Effective Amendment will not cause the Registration Statements to cover the registration of any additional shares of Common Stock that may be offered under the 2023 Plan that were not previously issuable under the 2013 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission (other than any report or portion thereof furnished or deemed furnished) are hereby incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 20-F, for the year ended December 31, 2022, filed with the Commission on March 31, 2023;

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the period covered by the Annual Report on Form 20-F referenced above; and

(c) The description of the Registrant’s common stock, par value $0.001, contained in the Registrant’s Registration Statement on Form 8-A filed (File No. 001-12874) filed with the Commission on February 11, 2003 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Post-Effective Amendment and prior to the filing of a post-effective amendment to the Registration Statements which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into the Registration Statements and to be a part thereof from the date of filing such documents. Any document or statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such document or statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statements.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Marshall Islands Business Corporations Act restricts corporations from limiting or eliminating the personal liability of directors to corporations and their shareholders for monetary damages for certain breaches of directors’ fiduciary duties. The Registrant’s Amended and Restated Articles of Incorporation, as amended (the “Articles”), include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

The Registrant’s Amended and Restated Bylaws (the “Bylaws”) also provide that to the fullest extent now or hereinafter permitted by law, each person who was or is made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was or has agreed to become a director or officer of Teekay Corporation or that, being or having been such a director or officer or an employee of Teekay Corporation, he or she is or was serving at the request of Teekay Corporation as a director, officer, partner, manager, trustee, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as such a director, officer, partner, manager, trustee, employee or agent or in any other capacity while serving as such a director, officer, partner, manager, trustee, employee or agent, shall be indemnified and held harmless by Teekay Corporation to the full extent permitted by the Marshall Islands Business Corporations Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Teekay Corporation to provide broader indemnification rights than permitted prior thereto), or by other applicable law as then in effect, against all expense, liability and loss (including attorneys’ fees, judgments, fines and ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, partner, manager, trustee, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, subject to certain exceptions, Teekay Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized or ratified by the Board.

The limitation of liability and indemnification provisions in the Articles and Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Registrant and the Registrant’s shareholders. In addition, your investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against the Registrant’s directors and officers pursuant to these indemnification provisions.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of Teekay Corporation (incorporated by reference to Exhibit 1.1 to the Registrant’s Report on Form 20-F (File No. 1-12874), filed with the Commission on April 7, 2009).

4.2	Articles of Amendment of Articles of Incorporation of Teekay Corporation (incorporated by reference to Exhibit 1.2 to the Registrant’s Report on Form 20-F (File No. 1-12874), filed with the Commission on April 7, 2009).

4.3	Amended and Restated Bylaws of Teekay Corporation (incorporated by reference to Exhibit 1.1 to the Registrant’s Report on Form 6-K (File No. 1-12874), filed with the Commission on May 27, 2020).

5.1	Opinion of Watson Farley & Williams LLP regarding legality of the Common Stock being registered with respect to the Registrant’s 2013 Equity Incentive Plan (incorporated by reference to Exhibit 5.1 to the Registrant’s Registration Statement on Form S-8, filed with the Commission on March 8, 2013.)

5.2	Opinion of Watson Farley & Williams LLP regarding legality of the Common Stock being registered with respect to the Registrant’s 2013 Equity Incentive Plan (incorporated by reference to Exhibit 5.1 to the Registrant’s Registration Statement on Form S-8, filed with the Commission on June 30, 2022.)

5.3*	Opinion of Watson Farley & Williams LLP regarding legality of the Common Stock being registered.

23.1*	Consent of KPMG LLP, independent registered public accounting firm of Teekay Corporation.

23.2*	Consent of Watson Farley & Williams LLP (included in Exhibit 5.3).

24.1*	Powers of Attorney (included on the signature page of this Post-Effective Amendment).

99.1	Teekay Corporation 2013 Equity Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-187142), filed with the Commission on March 8, 2013 ).

99.2	Teekay Corporation 2023 Equity Incentive Plan (incorporated by reference to Exhibit 4.9 to the Registrant’s Annual Report on Form 20-F (File No. 1-12874), filed with the Commission on March 31, 2023).

*	Filed herewith.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the indemnity provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Teekay Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on April 25, 2023.

TEEKAY CORPORATION

By:	/s/ Kenneth Hvid
Kenneth Hvid
President and Chief Executive Officer

Each person whose individual signature appears below hereby authorizes Kenneth Hvid and Brody Speers, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to the Registration Statements, including any and all post-effective amendments, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitute or substitutes may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed by the following persons in the capacities indicated below on April 25, 2023.

SIGNATURE	TITLE	DATE

/s/ Kenneth Hvid Kenneth Hvid	President, Chief Executive Officer and Director (Principal Executive Officer)	April 25, 2023

/s/ Brody Speers Brody Speers	Vice President of Finance, Treasurer (Principal Financial Officer and Principal Accounting Officer)	April 25, 2023

/s/ David Schellenberg David Schellenberg	Director, Chair of the Board	April 25, 2023

/s/ Peter Antturi Peter Antturi	Director	April 25, 2023

/s/ Rudolph Krediet Rudolph Krediet	Director	April 25, 2023

/s/ Alan Semple Alan Semple	Director	April 25, 2023

/s/ Heidi Locke Simon Heidi Locke Simon	Director	April 25, 2023

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Teekay Corporation, has signed this registration statement in Newark, Delaware, on April 25, 2023.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director